EXHIBIT 99.1

j2 Global Acquires Ziff Davis, Inc.

Brings j2 Critical Mass in Web Media Space

LOS ANGELES – November 12, 2012 – j2 Global, Inc. (NasdaqGS: JCOM), the provider of business cloud services, today announced that it has acquired Ziff Davis, Inc., a leading media company in the technology market.  The acquisition provides j2 a series of world-class web properties, including PCMag.com, ComputerShopper, ExtremeTech, Toolbox.com and Geek.com.

The purchase price was approximately $167 million, net of certain post-closing adjustments, and was funded out of j2’s cash on hand.  The transaction is anticipated to be immediately accretive and to contribute approximately $60 million to 2013 revenues.  After giving effect to this transaction, j2 has over $300 million in cash and investments.

“We have years of experience and significant interest in the digital media and online marketing space, both as a large scale consumer of advertising (~$50M per year) and as a seller of advertising on our ad supported properties (e.g. eFax Free) and a provider of marketing and advertising services through Campaigner®,” said Hemi Zucker, j2’s chief executive officer.  “This acquisition brings scale to this effort with a top leadership team deeply committed to building the business through organic growth, which we expect to continue.  This is our 40th acquisition and we plan to grow the business in the same way we have our others - through a combination of internal growth and acquisitions.”

As a result of this transaction, j2 anticipates that its revenues for 2012 will exceed the top end of its previous estimate of between $345 million and $365 million.  In addition, j2 reaffirms that its 2012 non-GAAP earnings per diluted share will exceed that of 2011.

About j2
Founded in 1995, j2 Global, Inc. provides cloud services to individuals and businesses around the world. j2's network spans 49 countries on six continents. The Company offers Internet fax, virtual phone, hosted email, email marketing, online backup, unified communications and customer relationship management solutions. j2 markets its services principally under the brand names eFax®, Onebox®, eVoice®, Campaigner®, Fusemail®, KeepItSafe® and CampaignerCRM™. As of December 31, 2011, j2 Global had achieved 16 consecutive fiscal years of revenue growth. For more information about j2, please visit www.j2global.com.

About Ziff Davis
Ziff Davis, Inc. is a leading digital media company specializing in the technology market, reaching over 50 million in-market buyers every month. Ziff Davis sites feature trusted reviews of the newest and hottest tech products, news, commentary, tech deals and much more. Our portfolio includes our flagship PCMag.com, ComputerShopper, ExtremeTech, Geek.com, Toolbox.com and LogicBUY.com. Ziff Davis also helps marketers drive sales with its latest product, BuyerBase™, an advanced ad targeting platform focused 100% on in-market tech buyers. Ziff Davis B2B is a leading provider of online research to enterprise buyers and serves IT and cloud services vendors.

Contact:
Laura Hinson
j2 Global, Inc.
800-577-1790
laura.hinson@j2.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding opportunities in the digital media and advertising space, obtaining critical mass in that space, building the Ziff Davis business and pursuing acquisitions of digital media and advertising companies. These forward-looking statements are based on management's current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: third party online advertising spend; general economic conditions; the ability to successfully operate Ziff Davis as part of j2; loss of senior management at Ziff Davis; change in laws regarding user privacy and data security and protection; ability to identify and acquire businesses in the digital media and advertising space that meet j2’s business and financial criteria; and the numerous other factors set forth in j2's filings with the Securities and Exchange Commission ("SEC"). For a more detailed description of the risk factors and uncertainties affecting j2, refer to the 2011 Annual Report on Form 10-K filed by j2 on February, 2012, and the other reports filed by j2 from time-to-time with the SEC, each of which is available at www.sec.gov. The forward-looking statements provided in this press release are based on limited information available to j2 at this time, which is subject to change. Although management's expectations may change after the date of this press release, j2 undertakes no obligation to revise or update these statements.